                                                                    Exhibit 5.8


                                                   King & Spalding LLP
                                                   1l80 Peachtree Street N.E.
                                                   Atlanta, Georgia  30309-3521
                                                   Phone: 404/ 572-4600
                                                   Fax:   404/572-5100
                                                   www.kslaw.com


December 1, 2006

Novelis Inc.,
3399 Peachtree Road NE, Suite 1500,
Atlanta, GA 30326

         Re:      7.25% Senior Notes due 2015

Ladies and Gentlemen:

         We have acted as counsel to Novelis Inc., a corporation organized under the laws of Canada (the "Company") in connection with the preparation of Post-Effective Amendment No. 1 to the registration statement on Form S-4 (Registration No. 333-127139) and a new registration statement on Form S-4 (collectively, the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed exchange of up to $1,400,000,000 aggregate principal amount of the Company's 7.25% Senior Notes due 2015 to be registered under the Act (the "New Notes") for a like principal amount of the Company's issued and outstanding 7.25% Senior Notes due 2015 that have not been registered under the Act (the "Old Notes"). The Old Notes are, and the New Notes will be, unconditionally guaranteed by Novelis Finances USA LLC, a Delaware limited liability company, Novelis South America Holdings LLC, a Delaware limited liability company, and Aluminum Upstream Holdings LLC, a Delaware limited liability company (the "New Guarantors" and such guarantees the "New Guarantees").

         In so acting, we have reviewed the Indenture, dated as of February 3, 2005 (the "Base Indenture"), among the Company, the subsidiaries of the Company party thereto, and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of November 29, 2006 (the "Supplemental Indenture" and together with the Base Indenture, the "Indenture"). We also have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

         For purposes of the opinions below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture have been duly authorized by all requisite action by each of the Trustee and the Company and that the Indenture has been

December 1, 2006
Page2


duly executed and delivered by, and is a valid and binding agreement of, the Trustee and the Company, enforceable against each such party in accordance with its terms.

         This opinion is limited in all respects to the federal laws of the United States of America and the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

         Based upon the foregoing, and subject to all of the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

         (1) The Supplemental Indenture has been duly authorized, executed and delivered by the New Guarantors and constitutes a valid and binding obligation of the New Guarantors enforceable against the New Guarantors in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

         (2) The New Guarantees have been duly authorized by the New Guarantors and, when the New Notes are executed and delivered by the Company with executed New Guarantees affixed thereto in accordance with the terms of the Indenture in exchange for the Old Notes, will constitute valid and binding obligations of the New Guarantors, enforceable against the New Guarantors in accordance with their terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in laws that occur, which could affect the opinions contained herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Validity of the Securities" in the prospectus that is included in the Registration Statement.

                                         Very truly yours,



                                         /s/ King & Spalding LLP